EX-99 #77C

C. Matters Submitted to a Vote of Security Holders

On December 23, 2004, the shareholders of the PIA Short-Term Government Securities Fund and the PIA Total Return Bond Fund approved the reorganization of the Funds from the PIA Mutual Fund, a Massachusetts business trust, into newly formed separate series of the Advisors Series Trust (“AST”) by the following totals:

	Short-Term Government Fund		Total Return Bond Fund
Total shares on record date (10/15/04)	4,736,200		1,124,644
Total shares voted	1,637,620	(34.58%)	591,491	(52.59%)
Total shares voted for	1,635,719	(34.54%)	577,729	(51.37%)
Total shares voted against	1,037	(0.02%)	0	(0.00%)
Total shares voted abstain	864	(0.02%)	13,762	(1.22%)

The Funds merged into newly formed shell portfolios of AST. These shell portfolios were formed solely to acquire the assets and liabilities of the Funds in a tax-free reorganization. As a tax-free reorganization, any unrealized appreciation or depreciation on the securities on the date of the reorganization was treated as a non-taxable event, thus the cost basis of the securities held reflect their historical cost basis as of the date of transfer. The net assets and net unrealized depreciation of the Short-Term Government Fund at the time of transfer were $48,598,767 and ($100,191), respectively. The net assets and net unrealized appreciation of the Total Return Bond Fund were $14,998,668 and $203,868, respectively.

On December 23, 2004, the shareholders of the PIA BBB Bond Fund approved the reorganization of the Fund from the PIA Mutual Fund, a Massachusetts business trust, into a newly formed series of the Advisors Series Trust (“AST”) by the following totals:

Total shares on record date (10/15/04)	4,752,133
Total shares voted	3,508,803	(73.84%)
Total shares voted for	3,508,803	(73.84%)
Total shares voted against	0	(0.00%)
Total shares voted abstain	0	(0.00%)

The Fund merged into a newly formed shell portfolio of AST. This shell portfolio was formed solely to acquire the assets and liabilities of the Fund in a tax-free reorganization. As a tax-free reorganization, any unrealized appreciation or depreciation on the securities on the date of the reorganization was treated as a non-taxable event, thus the cost basis of the securities held reflect their historical cost basis as of the date of transfer. The net assets and net unrealized appreciation of the Fund at the time of transfer were $50,155,078 and $1,270,931, respectively.